Exhibit 10.1

MORGAN STANLEY & CO. INCORPORATED
1585 BROADWAY
NEW YORK, NY 10036-8293
(212) 761-4000
May 27, 2011
Fixed Notional Accelerated Share Repurchase Transaction
Express Scripts, Inc.
One Express Way
St. Louis, MO 63121
Attention:     Matthew Harper, Vice President & Corporate Treasurer
Telephone:     (314) 996-0900
Dear Sir/Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. Incorporated (“Dealer”) and Express Scripts, Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.
1. This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form without any Schedule but with the elections set forth in this Confirmation. For the avoidance of doubt, the Transaction and the other Fixed Notional Accelerated Share Repurchase Transaction entered into between Dealer and Issuer on the date hereof (the “Other Transaction”) shall be the only transactions under the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	Dealer

Shares:	Common Stock of Issuer (Ticker: ESRX)

Number of Shares:	The number of Shares delivered in accordance with Physical Settlement below.

Forward Price:	As specified in Schedule I

Discount:	As specified in Schedule I

10b-18 VWAP:	For each Trading Day during the Calculation Period, a price per share (as determined by the Calculation Agent) equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by reference to the screen entitled “ESRX <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. (without regard to pre-open or after-hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) on such Trading Day).

Calculation Period:	The period from, and including, the Calculation Period Start Date to, and including, the Valuation Date.

Calculation Period Start Date:	As specified in Schedule I

Trading Day:	Any Exchange Business Day that is not a Disrupted Day

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:	The Trade Date.

On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	The Trade Date.

On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount.

Exchange:	NASDAQ Global Select Market

Related Exchange:	The primary exchange on which options or futures on the Shares are traded.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof with the words “at any time on any Exchange Business Day during the Calculation Period or” after the word “material”.

Notwithstanding anything to the contrary in the Equity Definitions, if any Exchange Business Day in the Calculation Period is a Disrupted Day, the Calculation Agent shall have the option in its sole discretion to take one or more of the following actions: (i) determine the 10b-18 VWAP for such day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and determine the weighting of the 10b-18 VWAP for such

Disrupted Day using its commercially reasonable judgment for purposes of calculating the Forward Price, as applicable, (ii) elect to extend the Calculation Period by a number of Exchange Business Days up to the number of Disrupted Days during the Calculation Period or (iii) suspend the Calculation Period, as appropriate, until the circumstances giving rise to such suspension have ceased. For the avoidance of doubt, if Calculation Agent elects the option described in clause (i) above, then such Disrupted Day shall be deemed to be a Trading Day for purposes of calculating the Forward Price.

VALUATION:

Valuation Time:	The Scheduled Closing Time on the relevant Exchange

Valuation Date:	The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph, in either case, subject to extension in accordance with “Market Disruption Event” above or Section 9(c) or Section 10 below.

Dealer shall have the right, in its absolute discretion but subject to the limitations set forth in the immediately succeeding paragraph, to accelerate the Valuation Date, in whole or in part, to any Exchange Business Day that is after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00pm, New York City time, on the Exchange Business Day immediately following the accelerated Valuation Date.

Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount, but only so long as such portion is not less than USD125,000,000), and the Calculation Agent shall adjust all terms of the Transaction as it deems appropriate in order to take into account the occurrence of such accelerated Valuation Date (including cumulative adjustments to take into account all prior accelerated Valuation Dates).

On each Valuation Date, Calculation Agent shall calculate the Settlement Amount.

Scheduled Valuation Date:	As specified in Schedule I

Lock-Out Date:	As specified in Schedule I

SETTLEMENT TERMS:

Physical Settlement:	Applicable.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price as determined on the relevant Valuation Date, minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then Buyer shall deliver to Seller a number of Shares equal to 101% of the absolute value of the Settlement Amount (such number of Shares, the “Payment Shares”).

Notwithstanding the proviso in the immediately preceding paragraph, if the Settlement Amount is less than zero, Buyer may cash settle its obligation to deliver the Payment Shares by delivering to Seller by no later than the relevant Valuation Date (i) a notice electing to cash settle its obligation to deliver the Payment Shares and (ii) a written representation that, at the time of such notice, Buyer is not in possession of any material non-public information with respect to Buyer or any of its securities. Any such cash settlement shall be effected in accordance with “Cash Settlement of Payment Shares” below.

For the avoidance of doubt, upon the date that (i) Buyer satisfies its obligation to deliver the Payment Shares to Seller in accordance with the terms of this paragraph or (ii) the Settlement Balance (as defined below) is reduced to zero in connection with cash settlement of Buyer’s obligation to deliver Payment Shares (as described under “Cash Settlement of Payment Shares” below), Buyer shall have no further delivery or payment obligations under the terms of the Transaction and the Transaction shall be deemed to have been settled as of such date.

Settlement Currency:	USD

Settlement Date:	Three Exchange Business Days after the Valuation Date, or if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

Other Applicable Provisions:	To the extent that either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the Issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Cash Settlement of Payment Shares:	If Buyer elects to cash settle its obligation to deliver Payment Shares, then on the Valuation Date a balance (the “Settlement

Balance”) shall be created with an initial balance equal to the absolute value of the Settlement Amount. On the Settlement Date, Buyer shall deliver to Seller a U.S. dollar amount equal to the absolute value of the Settlement Amount multiplied by a price per Share as reasonably determined by the Calculation Agent (such cash amount, the “Initial Cash Settlement Amount”). On the Exchange Business Day immediately following the delivery of the Initial Cash Settlement Amount, Seller shall begin purchasing Shares in a commercially reasonable manner (all such Shares purchased, “Cash Settlement Shares”). At the end of each Exchange Business Day on which Seller purchases Cash Settlement Shares, Seller shall reduce (i) the Settlement Balance by the number of Cash Settlement Shares purchased on such Exchange Business Day and (ii) the Initial Cash Settlement Amount by the aggregate purchase price (including commissions) of the Cash Settlement Shares on such Exchange Business Day. If, on any Exchange Business Day, the Initial Cash Settlement Amount is reduced to or below zero but the Settlement Balance is above zero, the Buyer shall (i) deliver to Seller or as directed by Seller on the next Exchange Business Day after such Exchange Business Day an additional U.S. dollar amount (an “Additional Cash Settlement Amount”) equal to the Settlement Balance as of such Exchange Business Day multiplied by a price per Share as reasonably determined by the Calculation Agent. This provision shall be applied successively until the Settlement Balance is reduced to zero. On the Exchange Business Day that the Settlement Balance is reduced to zero, Seller shall return to Buyer any unused portion of the Initial Cash Settlement Amount or the Additional Cash Settlement Amount, as the case may be. In making any purchases of Cash Settlement Shares contemplated by this paragraph Seller shall use commercially reasonable efforts to purchase such shares in a manner that would comply with Rule 10b-18 under the Exchange Act (“Rule 10b-18”) if such purchases were subject to Rule 10b-18.

SHARE ADJUSTMENTS:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, and including, the last Valuation Date (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions).

Method of Adjustment:	Calculation Agent Adjustment; provided that if Seller adjusts the weighting of the 10b-18 VWAP for any Trading Day in the Calculation Period or suspends the Calculation Period, in either case in accordance with Market Disruption Event above or Section 10 below, such adjustment or suspension, as the case may be, shall be treated as a Potential Adjustment Event subject to Calculation Agent Adjustment. In the case of a suspension pursuant to Section 10, the Calculation Agent shall make such adjustments prior to the period of suspension, if it is practical to do so. Otherwise, and in all cases of a suspension as contemplated under “Market Disruption Event” above, the Calculation Agent shall make such adjustments promptly following the period of suspension.

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment
For purposes of the Transaction, the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.” For purposes of the Transaction, the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.” For purposes of the Transaction, the definition of Announcement Date in Section 12.1(l) of the Equity Definitions shall be amended by replacing the words “that leads” with the words “that, if consummated, would lead” in both clause (i) and clause (ii) thereof.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) any determination as to whether

(A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points

Determining Party:	For all Extraordinary Events, Dealer

Hedging Party:	For all Additional Disruption Events, Dealer

Non-Reliance:	Applicable

AGREEMENTS AND ACKNOWLEDGMENTS:

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
3.           Calculation Agent: Dealer

4.           Account Details: To be provided.

5.           Miscellaneous.

     (a) Nationalization, Insolvency or Delisting. The words “the Transaction will be cancelled,” in the first line of Section 12.6(c)(ii) of the Equity Definitions shall be replaced with the words “Dealer will have the right to cancel the Transaction,”.
     (b) Additional Termination Event. The declaration of an Extraordinary Dividend by Issuer during the period from, and including, the Trade Date to, but excluding, the final Valuation Date shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction, Issuer is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
     (c) For the avoidance of doubt, the Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Equity Definitions; provided, however, that in Section 9.2(a)(iii) of the Equity Definitions the words “the Excess Dividend Amount, if any, and” shall be deleted.
     (d) The proviso appearing in parentheses beginning on the fifth row from the end of Section 11.2(c) is removed.
6. Certain Payments and Deliveries by Dealer.
Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Dealer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Dealer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Dealer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions (iv) an Additional Disruption Event occurs and Dealer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and Dealer would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions, then Issuer shall have the option to require Dealer to make such payment in cash or to settle such payment amount in Shares (any such payment described in Sections 6(i), (ii), (iii), (iv) or (v) above, a “Dealer Payment Amount”). If Issuer elects for Dealer to settle a Dealer Payment Amount in Shares, then on the date such Dealer Payment Amount is due, a balance (the “Settlement Balance”) shall be established equal to the Dealer Payment Amount. On such date, Dealer shall commence purchasing Shares for delivery to Issuer. At the end of each Trading Day on which Dealer purchases Shares pursuant to this Section 6, Dealer shall reduce the Settlement Balance by the amount paid by Dealer to purchase the Shares purchased on such Trading Day. Dealer shall deliver any Shares purchased on a Trading Day to Issuer on the third Exchange Business Day following the relevant Trading Day. Dealer shall continue purchasing Shares until the Settlement Balance has been reduced to zero.
7. Certain Payments and Deliveries by Issuer.
Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Issuer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Issuer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) an Additional Disruption Event occurs and Issuer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and Issuer would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions (any such payment described in Sections 7(i), (ii), (iii), (iv) or (v) above, an “Early Settlement Payment”), then Issuer shall have the option, in lieu of making such cash payment, to settle its payment obligations under Sections 7(i), (ii), (iii), (iv) or (v) above in Shares (such Shares, the “Early Settlement Shares”). In order to elect to deliver Early Settlement Shares, (i) Issuer must notify Dealer of its election by no later than 4 p.m., New York City time, on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) the conditions described in Section 8 below must be satisfied on each day Early Settlement Shares are to be sold by Seller in connection with Buyer’s election to deliver Early Settlement Shares in connection with the settlement of an Early Settlement Payment.

8. Conditions to Delivery of Early Settlement Shares.
Issuer may only deliver Early Settlement Shares and Make-Whole Shares (as defined below) pursuant to the following conditions:
     (a) If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a registered offering, the following conditions shall apply:
     (i) On the later of (A) the Trading Day following Issuer’s election to deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective (the “Registered Share Delivery Date”), Issuer shall deliver to Dealer a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a price per Share as reasonably determined by the Calculation Agent.
     (ii) Promptly following the Registration Notice Date, Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public resale by Dealer of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act of 1933, as amended (the “Securities Act”); provided that no such filing shall be required pursuant to this paragraph (ii) if Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Early Settlement Payment and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date. Issuer shall use its best efforts to file an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible.
     (iii) Promptly following the Registration Notice Date, Issuer shall afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for underwritten offerings of equity securities (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of Issuer and the right to have made available to Dealer for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by Dealer), and Dealer shall be satisfied in all material respects with the results of such due diligence investigation of Issuer. For the avoidance of doubt, Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) until Dealer is satisfied in all material respects with the results of such due diligence investigation of Issuer.
     (iv) From the effectiveness of the Registration Statement until all Registered Securities have been sold by Dealer, Issuer shall, at the request of Dealer, make available to Dealer a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) satisfactory to Dealer (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as Morgan shall reasonably request.
     (v) Issuer shall use its commercially reasonable efforts to avoid or prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible. If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, Issuer shall as promptly as practicable file any required document and prepare and furnish to Dealer a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

     (vi) On or prior to the Registered Share Delivery Date, Issuer shall enter into an agreement (a “Transfer Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the public resale of the Registered Securities, substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Dealer (or such affiliate), which Transfer Agreement shall (without limitation of the foregoing):
     (A) contain provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates,
     (B) provide for delivery to Dealer (or such affiliate) of customary opinions (including, without limitation, accounting comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and the lack of material misstatements and omissions in the Registration Statement, the Prospectus and Issuer’s filings under the Exchange Act); and
     (C) provide for the payment by Issuer of all fees and expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer (or such affiliate).
     (vii) On the Registered Share Delivery Date, a balance (the “Early Settlement Balance”) shall be established with an initial balance equal to the applicable amount of the relevant Early Settlement Payment. Following the delivery of Early Settlement Shares or any Make-Whole Shares, Seller shall sell all such Early Settlement Shares or Make-Whole Shares in a commercially reasonable manner.
     (viii) At the end of each day upon which sales have been made, the Early Settlement Balance shall be (A) reduced by an amount equal to the aggregate proceeds received by Dealer upon settlement of the sale of such Share, and (B) increased by an amount (as reasonably determined by the Calculation Agent) equal to Dealer’s funding cost with respect to the then-current Early Settlement Balance as of the close of business on such day.
     (ix) If, on any date, the Early Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and Dealer shall promptly deliver to Issuer (A) any remaining Early Settlement Shares and (B) if the Early Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Early Settlement Balance.
     (x) If, on any date, all of the Early Settlement Shares have been sold and the Early Settlement Balance has not been reduced to zero, Issuer shall promptly deliver to Dealer an additional number of Shares (“Make-Whole Shares”) equal to (A) the Early Settlement Balance as of such date divided by (B) the price per Share as reasonably determined by the Calculation Agent. This clause (x) shall be applied successively until the Early Settlement Balance is reduced to zero.
     (xi) If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), Issuer shall, at the request of Dealer, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to Dealer.
     (xii) Issuer shall cooperate with Dealer and use its reasonable best efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).
     (b) If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

     (i) All Early Settlement Shares and Make-Whole Shares shall be delivered to Seller (or any affiliate of Seller designated by Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;
     (ii) Seller and any potential purchaser of any such Shares from Seller (or any affiliate of Seller designated by Seller) identified by Seller shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Buyer shall not disclose material non-public information in connection with such due diligence investigation; and
     (iii) An agreement (a “Private Placement Agreement”) shall have been entered into between Issuer and Seller (or any affiliate of Seller designated by Seller) in connection with the private placement of such Shares by Issuer to Seller (or any such affiliate) and the private resale of such Shares by Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Seller and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Seller and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for Seller but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Seller reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.
     (iv) If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, neither Issuer nor Seller shall take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to Seller for resales of Early Settlement Shares and Make-Whole Shares by Seller.
     (v) On the date requested by Dealer, (A) Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a per share value, determined by Dealer in a commercially reasonable manner and which may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act) and (B) the provisions of Section 8(a)(vii) through (x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v). For purposes of applying the foregoing, the Registered Share Delivery Date referred to in Section 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.
     (c) The provisions of Section 8(b) shall apply to any then-current Early Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions of Section 8(a) or (ii) for a period of at least ten (10) consecutive Exchange Business Days, Dealer has determined that it is inadvisable to effect sales of Registered Securities.
     (d) If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, then, if necessary, Issuer shall use its best efforts to cause the number of authorized but unissued Shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations to satisfy its payment obligation of an Early Settlement Payment by delivering Early Settlement Shares.
9. Special Provisions for Merger Events.
Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during the term of the Transaction and such Announcement Date does not cause the Transaction to terminate in whole under the provisions of “Extraordinary Event” in paragraph 2 above:
     (a) as soon as practicable following the public announcement of such potential Merger Transaction, Issuer shall provide Dealer with written notice of such announcement;
     (b) promptly after request from Dealer, Issuer shall provide Dealer with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18; and
     (c) Dealer in its sole discretion may extend the Calculation Period to account for any reduction in the number of Shares that could be purchased on each day during the Calculation Period in compliance with Rule 10b-18 following the Announcement Date.
“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
10. Seller Adjustments.
In the event that Seller reasonably determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares Seller would otherwise purchase on any Trading Day during the duration of the Transaction, then Seller may, in its discretion, elect that a Market Disruption Event shall be deemed to have occurred on such Trading Day and, therefore, without limiting the generality of “Market Disruption Event” above, that the Calculation Period be suspended and, if appropriate, extended with regard to any Requirements. Seller shall notify Issuer upon the exercise of Seller’s rights pursuant to this Section 10 and shall subsequently notify Issuer on the day Seller believes that the circumstances giving rise to such exercise have changed. If the Calculation Period is suspended pursuant to this Section 10, at the end of such suspension Seller shall determine the number of Trading Days remaining in the Calculation Period, as appropriate, and the terms of the Transaction shall be adjusted as set forth above under “Method of Adjustment.”
11. Covenants.
Buyer covenants and agrees that:
     (a) other than the Other Transaction, during the term of this Agreement, neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled derivative instrument) purchase Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Seller or take any other action that would cause the purchase by Seller of any Shares in connection with this Agreement not to comply with Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such Rule were otherwise applicable to such purchases);
     (b) it is not relying, and has not relied, upon Seller or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Buyer and that Seller and its affiliates may continue to conduct such transactions during the term of this Agreement; and

     (c) that neither it nor any affiliates shall take any action that would cause Regulation M under the Exchange Act (“Regulation M”), to be applicable to any purchases of Shares, or any security for which Shares is a reference security (as defined in Regulation M), by Buyer or any affiliated purchasers (as defined in Regulation M) during the Calculation Period.
12. Representations, Warranties and Acknowledgments.
     (a) Buyer hereby represents and warrants to Seller that:
     (i) as of the date hereof, Buyer is not in possession of any material, non-public information with respect to Buyer or any of its securities;
     (ii) the transactions contemplated by this Confirmation and the performance of the obligations of Buyer hereunder have been authorized by all necessary corporate action of Buyer’s board of directors and/or an authorized committee of Buyer’s board or directors, and are authorized under the terms of Buyer’s publicly announced program to repurchase Shares;
     (iii) Buyer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities (it being understood that Buyer may continue to issue Shares or options in the ordinary course under its employee compensation plans);
     (iv) Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares);
     (v) Buyer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent; as used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Buyer is not less than the total amount required to pay the liabilities of Buyer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Buyer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, Buyer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Buyer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Buyer is engaged and (E) Buyer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Buyer is or would become unable to satisfy; and
     (vi) on the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Buyer is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Buyer would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.
     (b) Each of Seller and Buyer hereby acknowledges that any transactions by Seller in the Shares will be undertaken by Seller as principal for its own account. All of the actions to be taken by Seller in connection with this Agreement shall be taken by Seller independently and without any advance or subsequent consultation with Buyer.
     (c) It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Buyer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Buyer acknowledges and agrees that (A) Buyer does not have, and shall not attempt to exercise, any influence over how, when or whether

Seller effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last Valuation Date, neither Buyer nor its officers or employees shall, directly or indirectly, communicate any information regarding Buyer or the Shares to any employee of Seller or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Buyer is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Buyer will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Buyer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Buyer or any officer or director of Buyer is aware of any material nonpublic information regarding Buyer or the Shares.
13. Acknowledgements of Buyer Regarding Hedging and Market Activity.
Buyer agrees, understands and acknowledges that:
     (a) during the period from (and including) the Trade Date to (and including) the Settlement Date, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its Hedge Position with respect to the Transaction;
     (b) Seller and its affiliates also may be active in the market for the Shares other than in connection with hedging activities in relation to the Transaction;
     (c) Seller shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to 10b-18 VWAP; and
     (d) any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP, each in a manner that may be adverse to Buyer.
14. Other Provisions.
     (a) The parties hereto agree and acknowledge that Seller is a “financial participant” within the meaning of Section 101(22) of the Bankruptcy Code. The parties hereto further agree and acknowledge that the Transaction is either (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “settlement payment”, as such term is defined in Section 741(8) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, or (ii) a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code, in which case each party is a “swap participant”, as such term is defined in Section 101(53C) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(17), 546(g) and 560 of the Bankruptcy Code.
     (b) Seller and Buyer hereby agree and acknowledge that Seller has authorized Buyer to disclose the Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes Buyer to use any information that Issuer receives or has received with respect to the Transaction in any manner.
     (c) If Buyer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the Bankruptcy Code or any other applicable bankruptcy or insolvency statute from time to time in effect, any rights or claims of Seller hereunder in respect of this transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Seller hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against Buyer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Seller hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Seller shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Seller expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.
     (d) Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, neither the obligations of Buyer nor the obligations of Seller hereunder are secured by any collateral, security interest, pledge or lien.
     (e) Notwithstanding anything to the contrary herein, Seller may, by prior notice to Buyer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
15. Share Caps.
Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall:
     (a) Buyer be required to deliver to Seller in the aggregate under the Transaction and the Other Transaction a number of Shares that exceeds the Share Cap (as specified in Schedule I); or
     (b) Seller be required to deliver to Buyer in the aggregate under the Transaction and the Other Transaction a number of Shares that exceeds 65,000,000.
16. Transfer and Assignment.
Seller may transfer or assign its rights and obligations hereunder and under the Agreement, in whole but not in part, to any of its Affiliates whose obligations are guaranteed by the original Seller or by the original Seller’s ultimate parent corporation, in customary form for guarantees of derivatives transactions issued by such guarantor.
17. Additional Termination Event.
It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Buyer is the sole Affected Party and Seller shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, for five or more Trading Days in any period of 10 consecutive Trading Days during the Calculation Period, the closing price per Share on the Exchange, as determined by the Calculation Agent, was at or below the Threshold Price (as specified in Schedule I); provided that Seller may only designate an Early Termination Date pursuant to Section 6(b) of the Agreement in respect of such Additional Termination Event if Seller gives notice of such designation during such a period of 10 consecutive Trading Days.
18. Governing Law; Jurisdiction; Waiver
THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.
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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.
Confirmed as of the date first written above:

EXPRESS SCRIPTS, INC.		MORGAN STANLEY & CO. INCORPORATED

By:		By:

	Name:		Name:
	Title:		Title: